Exhibit 10.1

November 18, 2011

Lavi Lev

Dear Lavi,

This letter confirms the terms and conditions of your assignment with Ultra Clean Technology (“the Company”) in Singapore (“Host Country”) as follows:

Position Title, Scope and Duration

Your title will be Senior Vice-President, Asia. In this position, you will be responsible for UCT Asia Pacific, (UCME, UCTS) Operations and Corporate New Business Development. You will be reporting directly to Gino Addiego, President & COO. Your assignment will be two (2) years in duration, and can be extended to three years with mutual consent. The initial assignment will begin December 1, 2011 and end February 1, 2013. The specific terms and conditions of your assignment will be reviewed and approved on an annual basis. It is agreed however that as part of this annual review, your Base Salary and Management Bonus percentage will not be adjusted down, unless it is a part of a broad compensation reduction for all company’s executives. All other expenses and compensation described in this agreement will not be reduced without your consent. Your physical move to Singapore is expected to take place no later than February 1, 2012.

Base Salary

Your base salary on the effective date of your assignment will be $9,230.77 per bi-weekly payroll period, which can be annualized at $240,000.00 USD, and subject to required tax withholding. Your salary will continue to be paid from the Home Country (United States) payroll while you are on assignment in Singapore, or until such time that payment from the Host Country is feasible. Your base compensation will be reviewed in conjunction with the Company’s annual compensation review schedule.

Management Bonus

You will be eligible for the management bonus plan which includes a target payout of 40% of base salary on an annualized basis. The payout will be based upon company profitability.

Restricted Stock Units

You will be eligible for a total award of 40,000 restricted stock units of Ultra Clean Holdings, Inc., with 1/3 of the award vesting upon the second anniversary of the date of the grant (last Friday of the grant month), an additional 1/3 vesting upon the third anniversary of the date of the grant (last Friday of the grant month) and the last 1/3 vesting upon the fourth anniversary of the date of the grant (last Friday of the grant month), subject to the terms and conditions of our Amended and Restated Stock Incentive Plan.

Transportation/Car Allowance

You will be eligible to receive reimbursement for up to $3,750 SGD per month for reasonable expenses related to your vehicle in Singapore. Parking will also be covered while in Singapore. If the car is leased, it will be under the Company name.

Air Travel/Accommodations

Air travel and accommodations will be equal to executive leadership staff.

General Expenses/Equipment

For expenses incurred for business purposes, you will use your own personal credit card and be reimbursed in a timely fashion after submitting an expense report and original receipts. You will use your own cell phone when outside the office and will be reimbursed for its use per company policy.

Host Country Housing Allowance

Host Country will cover annual fees for rental, utilities, lease agreements and parking in the Host Country, not to exceed $9,000 US per month. Housing will be leased under the Company name.

Relocation, Shipping and Storage of Personal Property

As appropriate, the Company will cover the cost of packing and unpacking your personal possessions to the Host country. Surface shipping limits will include a 40 foot container. Air shipment of personal effects will be covered up to 1,000 pounds. The Company will provide $30,000 for relocation expenses. In addition, if you have a loss on your current automobile, up to $10,000 will be reimbursed. A relocation coach from Global Mobility Services (GMS) will be contacting you shortly. The Company will provide an allowance for personal storage for items not shipped to the Host Country to a maximum of $200 per month, or $2,400 per year. This will be negotiable at the time of an estimate by GMS.

Work Permits / Visas

The Company will cover the cost of necessary visas/work permits for yourself and your family. Please let this letter serve as your reminder that you are responsible for maintaining your passports, abiding by all the rules and regulations of the Host Country, and providing all the necessary documentation to retain a legal right to live in the Host Country.

Vacation/Home Leave:

You will continue to accrue paid time off (PTO) according to Company policy in the home country. You will also receive four (4) pair of US-Singapore round trip tickets during the initial two years and for every subsequent two years you are employed in this capacity.

Emergency Leave

In the event of your serious illness or that of your spouse, the Company will pay for the cost of transportation to an appropriate location with adequate medical facilities, if such facilities are not readily available in the Host Location.

Repatriation

At the end of your assignment, the Company will provide airfare for you and your family, shipping, packing and unpacking expenses, and an allowance of three month’s base salary to re-establish your United States residence in the Hayward, CA area or any other mutually agreed upon location with a similar cost of living. However, if your assignment is terminated for cause, the Company will cover airfare and shipping/packing expenses, but you will not be eligible for the repatriation allowance as described herein.

Tax Equalization Adjustment; Tax Returns

It is the Company’s intention that your personal tax liability not be greater than it would be should you remain in your current home country position. Accordingly, all allowances will be provided to you on a tax-free basis (grossed up for taxes). The Company will pay for the preparation of your tax returns while on your assignment, and for the year after your assignment ends. The Company will determine the accounting firm to prepare your returns and provide you with tax advice, as required.

Termination of Assignment

Should the Company decide to terminate your assignment without cause; or at the end of your assignment, the Company will make a good faith effort to identify another similar position for you within the Hayward, CA area or any other mutually agreed upon location with a similar cost of living. Should another position be unavailable, or if the Company determines, at its sole discretion, that such placement is not in the best interest of the Company, you will be eligible for a severance benefit of twelve months salary continuation (at the base pay rate in effect at the time), earned but unpaid portion of bonus, stock option vesting for twelve months, and health benefits continuation through COBRA (with the Company’s contribution paid by the Company with normal employee contributions deducted). However, it is expressly understood that once your assignment is complete and you accept a subsequent position with the Company (within the Home Country or any other Company location) and are in the position for at least 90 days, you will no longer be eligible for this severance benefit. It is also understood that should the Company terminate your assignment for cause (as described herein); you will not be eligible for this severance benefit. However, the Company will cover airfare and shipping/packing/unpacking expenses, but you will not be eligible for the repatriation allowance as described herein.

Termination for cause is defined as follows:

the failure, refusal or willful neglect of an employee to perform the services required in his/her capacity as an employee;

the Company forming a good faith belief that an employee has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that a Participant has committed a felony;

a breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

Company forming a good faith belief that the employee has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s or is subsidiaries reputation or goodwill.

Please sign below to indicate your acceptance of the terms and conditions of this offer. We look forward to you acceptance of this offer.

Sincerely,

Linda Greco

Director, Human Resources

I hereby acknowledge that I have read the foregoing Letter of Agreement and agree to comply with the guidelines set forth herein.

Acknowledged:	11/18/2011
Lavi Lev	(Date)